FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  NANNACO, INC.
                                  ------------
             (Exact Name of Registrant as Specified in its Charter)

              TEXAS                   1799                74-2891747
              -----                   ----                ----------
     (State of Incorporation)   (Primary Standard    (IRS Employer ID No.)
                               Classification Code)

                16410 Blanco Road, Suite 4, San Antonio TX 78232
                                 (210) 545 3570
              -----------------------------------------------------
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                               Andrew DeVries III
                         16410 Blanco Road, Suite 4,
                              San Antonio TX 78232
                                 (210) 545 3570
             -------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each                         Proposed         Proposed
class of             Amount           Maximum          Maximum            Amount of
securities           to be            offering price   aggregate          registration
to be registered     registered       per share        offering price     fee
--------------------------------------------------------------------------------------
Common Stock of
Selling Securities
Holders              1,495,000         $1.00           $1,495,000          $400.66

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE EXHIBIT INDEX APPEARS ON PAGE II-6 OF THE SEQUENTIALLY NUMBERED PAGES OF THIS REGISTRATION STATEMENT. THIS REGISTRATION STATEMENT, INCLUDING EXHIBITS, CONTAINS 73 PAGES.

NANNACO INC.

CROSS REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM SB-2

ITEM  REGISTRATION STATEMENT HEADING            LOCATION IN PROSPECTUS

1.  Forepart of Registration Statement and      Outside Front Cover Page of
    Outside Front Cover Page of Prospectus       Prospectus
2.  Inside Front and Outside Back Cover
    Pages of Prospectus                         Inside Front and Outside Back
                                                Cover Pages of Prospectus
3.  Summary Information and Risk Factors        Prospectus Summary; Risk Factors
4.  Use of Proceeds                             Use of Proceeds
5.  Determination of Offering Price             Risk Factors; Description of
                                                 Securities
6.  Dilution                                    Not Applicaable
7.  Selling Security Holders                    Selling Securities Holders
8.  Plan of Distribution                        Plan of Distribution
9.  Legal Proceedings                           Legal Proceedings
10. Directors and Executive Officers            Management
11. Security Ownership of Certain
    Beneficial Owners and Management            Principal Shareholders
12. Description of the Securities to be
    Registered                                  Prospectus Summary; Description
                                                 of Securities; Outside Front
                                                 Cover of Prospectus;
13. Interest of Named Experts and Counsel       Not Applicable
14. Statement as to Indemnification             Indemnification
15. Organization within 5 Years                 Business of Nannaco
16. Description of Business                     Business of Nannaco
17. Management's Plan of Operation              Business of Nannaco
18. Description of Property                     Business of Nannaco
19. Certain Relationships and Related
    Transactions                                Certain Transactions
20. Market for Common Equity and
    Related Stockholder Matters                 Market for Shares
21. Executive Compensation                      Executive Compensation
22. Financial Statements                        Financial Statements
23. Changes in and Disagreements With
    Accountants                                 Not Applicable

                                   PROSPECTUS

                                  Nannaco Inc.

1,495,000 shares of common stock offered by the Selling Securities Holders.

These Selling Securities Holders are individually offering their shares.


The price of the shares and the number of shares sold will be determined by each Selling Securities Holder.

There is no time limit for the Selling Securities Holders to sell the shares.

There are no minimum purchase requirements or escrow arrangements.

The Selling Securities Holders may sell their shares in privately negotiated transactions or in market transactions if a market develops.

No underwriter has been engaged to sell the shares for the Selling Securities Holders.

Nannaco Inc., is not offering these shares for sale and will not receive any proceeds from the sale of the Shares.

The shares are not presently traded on any recognized exchange or market.

These are speculative securities involving a high degree of risk. These shares should be purchased only by persons who can afford to lose their entire investment. (see "Risk Factors, page 3.")

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

NANNACO LOGO

The date of this Prospectus is  ___________, 2000

                               Prospectus Summary


The Business of Nannaco Inc.

We are Nannaco, Inc., and throughout this Prospectus we use the personal pronouns "we", "us", "our" or "the Company" to refer to us. Our business is the residential and commercial cleaning, decoration and preservation of various surfaces, including wood, concrete, aggregates and stone surfaces of decks, fences, arbors, driveways and buildings. We clean the surfaces using pressurized steam or chemical cleaners. Thereafter we can apply different colors and textures to surfaces for a desired esthetic effect or apply appropriate sealers and preservatives. We also provide specialized equipment cleaning services such as the cleaning of restaurant kitchen vent hoods and fleet cleaning of trucks, vans and heavy equipment. In June 2000, we applied for our state and federal licenses to operate as a hazardous waste handler and are negotiating our first contract to clean and remove contaminated salt water used to clean oil drilling and production equipment. Our current market is south and central Texas including the metropolitan areas surrounding San Antonio, Austin and Houston. Our customers range from homeowners to commercial and industrial operations to the Catholic Archdiocese of South Texas.


Securities Offered

This Prospectus describes the offering of 1,495,000 shares of Nannaco common stock by the named Selling Securities Holders. These shares may be sold by their holders from time to time at prevailing market prices. There are no minimum purchase requirements. There are no escrow provisions with respect to the Offering by the Selling Securities Holders. Nor have any Underwriters or brokers been engaged to sell the shares for the Selling Securities Holders.

We will not receive any of the proceeds from any sale of the Selling Securities Holders shares.

                                  Risk Factors
                                  ------------

Investment in the shares offered involves a high degree of risk. Prospective purchasers should consider carefully the following risks as well as the other information in this Prospectus.

Risk Factors Relating To Nannaco's Business
-------------------------------------------

Possible Water Restrictions

Our primary market area is semi-arid with a rapidly growing population. As a result, area water resources are limited and face increasing demands. In addition Texas is experiencing an extended drought which is further depleting area water resources. Most of our services require water. Local or regional restrictions on uses of water could have a material adverse effect on our business.

Insurance Risks

There are certain risks associated with companies engaged in businesses involving pressure cleaning, pre-coating and surface preparation, chemical coating and historical preservation. The use of pressure machinery and chemicals exposes us to potential liability if substances are inappropriately used. Additionally, we could be exposed to certain risks for environmental damage and manufacturer's and workers' liability costs. The combined insurance risks and the possibility of uninsured losses could cause us irreparable financial harm and force us to liquidate all or part of our assets. If that happens, investors could lose all or part of their investment.

Need For Additional Specialized Personnel

The addition of specialized key personnel and sales persons to assist us in expansion of our operations will be necessary. Such personnel will need to be knowledgeable with respect to methods, chemistry and even historic preservation. There can be no assurance that we will be able to locate and hire such specialized personnel on acceptable terms.

Competition

There are several service providers in our present market of south and central Texas that offer surface-cleaning services. However, as we believe that the market for our services is growing, there is always the possibility that other companies could develop similar services and technologies to ours. It is possible that new competitors may have substantially greater resources than we do and that we will not be able to successfully compete with such competitors. In addition, it is possible that such competitors could develop new and better products and services that we would not be able to successfully compete against.

Regulatory Standards

Our products are presently used and/or targeted for use by companies that are subject to regulation by various governmental agencies, such as the Environmental Protection Agency, Edwards Aquifer Authority, Texas Natural Resources Commission and the Bexar County Water District, and our services must comply with such regulations. Any inability on our behalf to facilitate compliance by customers with regulatory requirements would adversely impact sales of our services into the market and our relationships with our customers, and otherwise adversely affect us.


Risk Factors Relating To This Offering

Lack of a Public Market.

Our common stock is not presently listed for trading on any recognized exchange or market. Investors may have to indefinitely hold their shares and may have difficulty selling their shares. Risk of Investing in Penny Stocks.

We believe that it is likely that our common stock will be characterized as penny stock. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks that require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

Dilution

At September 30, 1999 and June 30, 2000, the net tangible book value of our common stock was ($19,415) or $0.00 per share and $978,097 or $0.06 per share respectively. Assuming a public offering price of $1.00 per share by the Selling Securities Holders, there would be an immediate dilution of $1.00 per share or 100% to new investors. The actual price per share sold will be determined by each Selling Securities Holder and may be higher or lower than $1.00. Investors should be aware they are likely to experience approximately 100% dilution of the net tangible book value of their investment.


Where You Can Get Additional Information

Nannaco will be subject to and will comply with the periodic reporting requirements of Section 12(g) of the Securities Exchange Act of 1934. Nannaco will furnish to its shareholders an Annual Report on Form 10-KSB containing financial information examined and reported upon by independent certified public accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-QSB or Form 8-K as it deems appropriate. Our Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, (a part of the Registration Statement)as well as our periodic reports may be inspected at the public reference facilities of the U.S. Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, or at the Commission's regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 0007. Copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates or from the Commission's website "www.sec.gov" through its EDGAR database.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of our future performance. They are subject to risks and uncertainties related to business operations, some of which are beyond our control. Our actual results may differ materially from those anticipated in these forward-looking statements.

The Company's objective is to maximize shareholder value by focusing on growth, product innovation and profitability. The following discussion highlights the Company's performance and should be read in conjunction with the Consolidated Financial Statements and related notes included therein.

Overview
--------

We have been in operation since October 1998, beginning with pressure washing surfaces. Since that time we have expanded to include our residential services, other commercial services, and vehicle cleaning. Beginning in the current fiscal year, we have begun hazardous waste site remediation and equipment clean up.


Results of Operations For Fiscal Year Ended September 30, 1999
--------------------------------------------------------------

We had gross income from operations of $386,929 for the fiscal year ended September 30, 1999, our first full year of operations. Cost of Sales was $283,979 with administrative and general expenses of $205,430 resulting in a net loss from operations of $111,187. Approximately 55% of income is derived from residential services and 45% from commercial services.


Liquidity and Capital Resources for Fiscal Year Ended September 30, 1999
------------------------------------------------------------------------

For the fiscal year ended September 30, 1999, we had current assets of $259,022, fixed assets of $153,609 and total assets of $430,883. We had current liabilities of $79,171, long term liabilities of $85,693 with total liabilities of $399,800. We had shareholder loans of $234,936.

We believe our revenue and liquidity can be effected by several factors.

Although we have not been affected to date, our market area is semi-arid with relatively finite water resources and a rapidly growing population. In addition the area is experiencing an extended drought. As a result state and local government may impose restrictions on water use. As the majority of our services require water, restrictions on the use of water could result in increased expenses to acquire privately owned well water or recycle water or curtailment of operations until restrictions are lifted.

Our sources of liquidity are internally generated revenue, equity investment in our common stock and credit facilities.

Result of Operations for the Nine Month Period ended June 30, 2000
------------------------------------------------------------------

We had gross income from operations of $240,662 for the nine month period ended June 30, 2000 as compared to $269,706 for the nine month period ended June 30, 1999. For the nine month period ended June 30, 2000, Cost of Sales was $457,382 with administrative and general expenses of $272,949 resulting in a net loss from operations of $489,669. For the nine month period ended June 30, 1999 Cost of Sales was $159,004 with administrative and general expenses of $111,128 resulting in a net loss from operations of $426. Wages increased from $113,065 during the nine month period ended June 30, 1999 to $377,501, which reflects the increase in the number of employees from less than ten employees to over twenty employees.


Liquidity and Capital Resources for nine month period ended June 30, 2000
-------------------------------------------------------------------------

Our recent addition of the hazardous waste site remediation is expected to improve our liquidity. Recently enacted Texas legislation requires the state to pay for the remediation of abandoned or closed oil or gas well drilling sites which has pits and ponds of used waste water and drilling sludge. During the fourth quarter of the current fiscal year we have obtained the necessary licenses to provide remediaton services and anticipate obtaining contracts for specific sites prior to the end of the fiscal year. Revenue from these contracts is expected to be realized monthly based upon invoices for services rendered and quantity of materials removed.

During the second quarter of the current fiscal year, we converted debt in the total principal amount of $1,009,950 into 1,464,200 shares of common stock and raised $1,443,400 in the sale of 1,443,400 shares of common stock in a private placement in July 2000. We also have a $35,000 line of credit with a commercial bank, a $35,000 installment loan with the same bank and two secured lines of credit totaling $40,000 with a second commercial bank. As June 30, 2000, we had $75,000 of unused line of credit.

During the nine month period ended June 30, 2000, we had pre-paid expenses and deposits of $100,000. This represents prepaid legal fees for corporate and securities matters for one year.


Plan of Operations
------------------

We intend to achieve profitability through increase revenue. During the current fiscal year we have hired the personnel we consider necessary to expand our residential and commercial services as well as enter into the hazardous waste remediation business including marketing expertise. We have applied to the U.S. Department of Transportation for a Hazardous Materials Transportation Permit and expect to receive the final permit prior to end of the fiscal year. The private placement completed in July 2000 has provided the capital necessary to facilitate this expansion through the acquisition of additional equipment budgeted at $200,000 and $150,000 is budgeted for advertising and marketing.

Our marketing plan is to publish testimonials from satisfied clients in trade journals. We also intend to publish and distribute residential promotional literature, information articles, and advertisements appearing in special interest publications such as home guides. We will also participate in appropriate trade shows, premise sales calls, and demonstrations of select services.

                            Nannaco and Its Business

Since our incorporation in October of 1998, we have focused on industrial surface cleaning, surface protection and restoration. We specialize in:

     *  Pressure cleaning

     *  Pre-coating surface preparation

     *  Chemical coating on surfaces such as sidewalks and exterior walls

     *  Kitchen vent hood maintenance programs (primarily for restaurants)

     *  Providing historical preservation products and services

     *  Solid waste container maintenance

     *  Engine and machinery de-greasing

     *  Residential services

Management believes that we have developed efficient and useful systems for carrying out these activities which places us in a strong market position. As a result, we have determined a need to expand into additional markets.


Services
--------

We provide surface maintenance and restoration services to the residential and commercial markets. Much of our activity is based on custom tailored solutions to our client's individual problems.

Specifically, our services include, but are not limited to:


Pressure Cleaning
-----------------

Our pressure cleaning procedures vary with each application. We clean wood, glass, stone, concrete, masonry and exposed aggregate. Each requires a different cleaning approach. For example, the surface and other factors will determine whether we use water vs. steam, heat vs. cold, wide-area attachment vs. wand cleaning, sprayed-on or pump-injected chemical applications or water only cleaning. We maintain a complete line of equipment and accessories as well as a documented library of procedures for all applications. Since our incorporation, we have continued to add new processes, chemicals, equipment and technique documentation to our library as we develop new procedures. Currently, Power Washers of North America (PWNA) can certify the extensive nature of our pressure cleaning resources. NANNACO is a certified member of PWNA.

Among other tasks, we pressure clean solid waste containers, we de-grease engines with pressure, and we conduct fleet washing with pressure cleaning.


Pre-coating surface preparation for walls, exteriors, etc.
----------------------------------------------------------

Surface preparation usually follows pressure cleaning procedures. The primary difference between pressure cleaning and surface preparation is that preparation work requires either chemical or mechanical etching. That means that either high-friction equipment or chemicals such as very strong acids are used to prepare a surface to accept some type of sealant or coating. Two of the processes we employ for preparation work are sandblasting and shot-blasting, which is a process by which tiny metal ball bearings are propelled against horizontal epoxy surfaces to break out existing coating. We also use an ultra-high-pressure water abrading systems, acid etching, and magnetized water saturating on limestone applications.

As with pressure cleaning, the processes utilized in surface preparation are as diverse as the substrate being prepared. We maintain a complete inventory of equipment and chemicals for common applications. We also subcontract certain types of high-rise set-up equipment to reduce liabilities.


Chemical coating applications for sidewalks and exterior walls Following is a partial list of some of the types of coatings we apply:

     * Oil based, penetrating sealers for wood restoration
     * Silicon-based, encapsulating sealers for masonry and some stone applications
     * Acrylic sealers on exposed aggregate and other "high gloss" horizontal surfaces
     * Xyloxenes to eliminate porosity in sedimentary stones such as limestones

Chemical coatings incorporate three of our processes: pressure cleaning, surface preparation and the actual application of product.


Historical Restoration
----------------------

Historical Building Restoration is a process which incorporates three of our services: pressure cleaning, surface preparation, and coating application. We combine these services to provide the most delicate of our objectives, which is reducing or eliminating evidence of time (erosion or other damage) from a piece of historically significant architecture. These processes are often time consuming and labor intensive since pressure cleaning is generally substituted with steam applications, and acid etchers are replaced by milder solvents to achieve the type of substrate protection necessary to comply with many preservation society maintenance codes. We have provided restoration services on five projects for the South Texas Catholic Archdiocese in Texas to date.

Kitchen Vent Hood Maintenance
-----------------------------

Restaurants, delicatessens and other food service establishments generally have big exhaust systems mounted over their cooking equipment. These hoods collect grease and dirt, and can be hazardous if not properly maintained. Fire Marshals require hoods to be cleaned from the hanging hood and fan, all the way up the flue, through the ceiling and out the vents which are mounted on the roof. We begin on the roof, using a special synthetic de-greaser and steam machines at high pressure with a low flow-rat to clean the entire system down to the bare metal. We then check the safety system latches and tag the system for inspection by the Fire Marshal.


Fleet and Heavy Equipment Services
----------------------------------

We clean fleet service vehicles and de-grease engines on heavy equipment in order to keep them running cooler. This service is part of one of our regular preventative maintenance programs. Water temperatures range from 140-200 degrees Fahrenheit, and we use pressure anywhere from 3000 to 6000 psi. For aluminum trailers, we utilize acidizing techniques.


Solid Waste Containers
----------------------

We provide an on-site service for some of our waste management clients. We regularly visit receptacle sites and provide exterior cleaning, graffiti removal and touch-up painting on solid waste containers.


Residential Services
--------------------

We offer complete restoration and preservation services in the exterior residential market. Wood, stone, and concrete cleaning and sealing are our primary services.


Hazardous Waste Cleaning and Removal
------------------------------------

In the state of Texas there are currently an estimated 45,000 oil industry-related abandoned contaminated sites. We have chosen oil field site remediation as our entry point into this market. We are currently in negotiations with the state of Texas to clean up an abandoned salt-water decontamination site.

These sites are typically less than a half acre in size and our services will be sub-contracted from the State or other responsible party which drafts and supervises the entire clean-up process for the site.. The sites are typically abandoned well drilling sites some of which have pits or open tanks with used drilling equipment cleaning sludge. We expect our abandoned oil industry site re-mediation will involve the removal of contaminated water and sludge using vacuum pumps to tanker trucks to be delivered to a hazardous waste disposal site. We will also remove debris and the top layer of contaminated soil for transport to a disposal site. Well holes will be capped with concrete. Cleaned pits will be lined with a water impermeable layer and sealed with concrete.

We have applied for the permits for hazardous material transportation from the U.S. Department of Transportation, are in the final stages of permitting for Environmental Protection Agency hazardous material handling under the Resource Conversation and Recovery Act. We have also obtained the full time service of key environmental personnel with the proper licenses and experience. The personnel include federally registered Environmental Compliance Officers, Department of Transportation-permitted Environmental Emergency and First Responders, EPA Hazardous Material Handlers, and Department of Defense-licensed Hazardous Material Waste Site Managers.


Customer List
-------------

Our customers come from both the commercial and residential market sectors. The most typical commercial customer is a store or commercial truck company. A partial list of current customers includes American Freightways, Earth Grains, St. Mary's University, Allied Van Lines, Continental Airlines, North American Van Lines, HEB Grocery Company, Albertson's Groceries, the Kroger Company, Texas Disposal Systems, Southton Convenience Stores, Olmos Construction, TETCO, Fiesta Texas, Lozano Trucking, Diamond Shamrock, Otis Spunkmeyer Cookies, and Scobey Moving Services. The Archdiocese of San Antonio and the San Antonio Preservation Society have both recommended us for restoration and historic preservation work. We are on the Texas State Contracts vendors' list.


The Market
----------

We have not prepared or commissioned an in-depth study of the market for our services in south and central Texas or other urban, suburban or industrial areas of the United States. However, based upon our growth with limited marketing efforts, we believe that the market for our services exceeds our present and planned capacity. We believe that our market crosses many industrial classifications with hundreds of thousands if not millions of potential customers. We believe the categories of potential customers include:

         Homeowners with decks, driveways and fences

         Retail businesses with outdoor exteriors and walkways

         Businesses using fleets of vehicles such as trucks, vans, earth moving equipment, airplanes, boats and ships

         Office building owners

         Historical building owners

         Businesses using oil, natural gas and mining equipment

         Restaurants

Marketing Plan
--------------

Historically, referrals have been our largest source of new customers. During the current fiscal year we have begun a marketing campaign with direct mail advertising to potential residential customers. In addition, our residential specialist, Barry Hagendorf, is the host of a half hour, Saturday morning radio show focused on home improvement and maintenance.


Pricing
-------

Pricing for our services varies greatly depending on specific needs of each project, such as equipment, chemicals or personnel required. We periodically review the advertised prices of competitors for standard pressure washing and attempt to maintain prices 25% below comparable competitor pricing.


Competition
-----------

Our competitors tend to be relatively small businesses working primarily on referral basis. We believe the means of competition is predominately based upon customer satisfaction with timeliness and results. With respect to fleet washing, we also compete with the cost of in-house fleet cleaning. We also compete with a Houston, Texas based company which handles substantially larger commercial businesses than we do. This competitor has substantially greater resources than we do. Our strategy to compete with this competitor is primarily by servicing residential and smaller commercial projects that the competitor does not pursue.


Governmental Regulation
-----------------------

We are subject to general business regulations, including Texas and Federal environmental and hazardous material handling regulations. The majority of our services do not result in air pollution emissions or waste water discharge and no special environmental permits or licenses are required. However, projects that involve the cleaning and removal of hazardous waste do require specific permits which are obtained by the site owner or operator who then contract with licensed handlers and disposal sites. We have applied for the necessary licenses from the State of Texas to conduct this portion of our business. In addition, our products are used by companies which are subject to regulation by various governmental agencies, such as the Environmental Protection Agency, Edwards Aquifer Authority, Texas Natural Resources Commission and the Bexar County Water District, and our services must comply with such regulations.


Employees
---------

As of August 15, 2000, the Company employed 24 people, all of whom are full-time individuals whose principal responsibilities are: Operations/Labor has 14 employees, Sales, Marketing and Customer Service has 5 employees, and Administration has 5 employees. Our staff is not presently covered by any collective bargaining or union relationship. Skilled labor is available from San Antonio and the surrounding communities with a population of approximately 1.5 million. We have a training program for all staff.

Properties
----------

NANNACO operates out of two primary locations, both located in the North-central area of San Antonio. The first is a 10,000 square foot warehouse facility housing all equipment, chemical inventories and operations offices. This facility is leased on a yearly basis at a cost of $19,200 per year.

Our second facility is our administrative office. We currently lease this 2500 square foot facility on a yearly basis at $30,000 per year. All administrative duties are conducted at this location.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth the persons known to us as beneficially owning more than five percent (5%) of the 14,957,600 shares outstanding as of August 15, 2000 plus 60,000 shares underlying exercisable options held by certain directors. The table also shows the number of shares of Common Stock beneficially owned as of August 15, 2000, by individual directors and executive officers and by all directors and executive officers as a group.

Name/Address/Title                    Shares                      % Ownership
--------------------------------------------------------------------------------

The Joy Foundation                       1,443,400                  9.6%
2915 State Rd. 590 Ste.19
Clearwater, FL 33759

Andrew DeVries III                      12,000,000                 79.9%
President, CEO, Chairman
807 Arizona Ash
San Antonio, TX 78232

Linda Morton                                20,000 (1)              0.1%
Director
1305 Woodbranch
San Antonio, TX 78232

W. M.  Jackson                              90,000 (1)              0.6%
Director
12024 Hart Path
San Antonio, TX 78249

Mark Triesch                                49,000 (1)              0.3%
Director
353 South Hackberry Ave
New Braunfels, TX 78130

Barry Hagendorf                                  0                  0.0%
Director
157 Bryn Mawr
San Antonio, TX 78209

All Executive Officers and Directors    12,159,000                 81.0%
(5 persons)

(1) Includes currently exercisable Options to acquire 20,000 shares of common stock at $1.00 per share expiring April 24, 2005.

                                   MANAGEMENT

The executive officers and directors of the Company and their ages are as follows:

Name                         Age     Position                     Position Since
--------------------------------------------------------------------------------
Andrew DeVries, III          34      President, CEO,                   1998
                                     Chairman of the Board

Linda Morton                 51      Secretary, Treasurer, Director    1998

Mark A. Triesch              41      Director                          2000

Barry Hagendorf              48      Director                          2000

W.M. Jackson                 70      Director                          2000


The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors.


Business Experience
-------------------

         Board of Directors/Executive Officers

ANDREW DEVRIES III, 34, is President of Nannaco, Inc. Mr. DeVries is also the Principal Shareholder. He founded the company in 1998 and has served as President since that time. Mr. DeVries develops the policies and objectives of the company. He manages market planning, advertising and public relations, and he directs sales and distribution. Prior to this, Mr. DeVries was Sales Director for Internet Direct, Inc. in San Antonio from 1994 to 1997. In 1993, Mr. DeVries founded DeVries and Associates, a financial services company and serves as its president. Mr. DeVries holds a Bachelor of Arts from North Texas State University and a Master of Arts from the University of North Texas.

LINDA MORTON, 51, is our Corporate Secretary, Treasurer and a Director. She has been a shareholder since October 1998. Prior to her position with Nannaco, Inc., Ms. Morton was Manager of the Classifieds Department, Texas City Sun Newspapers Corp. for five years, where she managed sales and staff operations. Ms. Morton's business experience includes administration, accounting and personnel.

MARK A. TRIESCH, Director, 41, is General Counsel to the corporation. Prior to joining Nannaco, Inc. in September 1999, Mr. Triesch operated a general practice that concentrated on business litigation, real estate and family law. He earned his Juris Doctor's degree from St. Mary's University in San Antonio. Mr. Triesch also holds Bachelor's and Master's degrees in English from Texas A&M University, and taught American Literature and composition at the University of North Texas and Texas A&M University. Currently, he handles transactional matters for Nannaco, Inc., and acts in an advisory role concerning the day-to-day operations of the company.

BARRY HAGENDORF, Director, 48, is Vice President of Residential Services. Mr. Hagendorf founded Deck and Patio Care in 1984 after recognizing a need in the local market of San Antonio. He has refinished over 1,700 residential decks. He earned a degree in Business Administration from Sam Houston State University.

W. M. JACKSON, Director, 70, owns and operates the Jackson Tax Service in San Antonio, Texas. He has more than 30 years experience in the accounting, financial and banking fields. He provides the management team with advice and guidance in gathering and reporting financial data as needed for accounting, internal budget preparation and analysis, financial reporting, and taxes.


Key Employees
-------------

Kevin Smyth, Director of Operations
Kevin Smyth has gained a reputation for successfully managing several large equipment companies in Texas, Louisiana and Virginia. His business experience includes positions in administration, planning, finance, accounting, management and personnel. As Operations Manager with Enviroclean Systems in Louisiana for more than five years, he managed a solid waste industry work force of more than 75 people, gaining experience in budgeting, financial and safety controls and programs. As a financial analyst with Texas Disposal Systems, he planned and analyzed a $3 million budget to include vendor negotiations, data and information gathering, analysis, and trend forecasting. Kevin earned a Bachelor's Degree in English from LSU.

Douglas J. Frey, Director of Public Relations
Douglas J. Frey is recognized as one of the top strategists in his field, earning awards for public relations, advertising, promotion and media production for government, military, education, and Fortune 500 clients. Doug has a Master's Degree in Communications and a front-line doctorate in strategic planning.

Ian Wellborn, Director of Commercial Sales
More than 10 years of sales experience in the heavy equipment industry, with a principal focus on industrial pressure washing. Formerly leading producer for the Hotsy Corporation, the largest pressure washing company in the U. S.

Jerry Birchard, Director of Residential Sales
More than 11 years in sales and customer service. Owned and operated a commercial grade tool business in South Texas.

Charles Nugent, Director of Industrial Cleaning and Maintenance
Charles Nugent earned a well-deserved reputation as "one of the best in the Business." He has more than 25 years of experience managing industrial cleaning and maintenance companies in various parts of the U. S.

He is licensed in HVAC, steam engines, and boilers and has supervised large work forces at multiple sites.

Ronald Ray Martin, Lead Technical Advisor and Environmental Specialist
Ronald Martin has been the Manager of Hazardous Material Handlers for Roy F. Watson, Inc. in Houston since 1997. He manages the hazardous material inspection and emergency response team, insuring compliance with state and federal regulations regarding transportation, storage, and handling of hazardous materials. Ron also coordinates Emergency First Response, supervises containment efforts, and implements remediation plans for all hazardous material incidents. Previously, he had served as Environmental Compliance Officer for Enviroclean Systems. Ron brings his Hazardous Material Emergency Responder credentials and knowledge to NANNACO, Inc., advising the NANNACO Environmental Services team in this critical growth area.

Rick Watson, Director of Service Maintenance
Rick Watson is a graduate of West Texas State University. He entered the surface coating business in 1972 and has been refining restoration techniques and sealing applications ever since. In 1976, he participated in the restoration of the historic Menger and Crockett Hotels in San Antonio, and has since been involved in historic restorations throughout the Southwest. His company is the premier service provider for the renovation of high-rise structures because of the specially developed processes and equipment that he has created. His alignment with NANNACO, Inc., brings the two top service providers in the industry together and provides synergistic marketing opportunities to both entities. Rick is considered the leading authority on high pressure pumping equipment in the United States.



Family Relationships
--------------------

Andrew DeVries III is the son of Linda Morton. There are no other family relationship between any Director, executive or person nominated or chosen by the Company to become a Director or executive officer.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ending September 30, 1999 and 1998, the compensation awarded or paid by the Company to its Chief Executive Officer and any of the executive officers of the Company whose total salary and bonus exceeded $100,000 US during such year (The "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------
                                                             Long Term Compensation
-------------------------------------------------------------------------------------------------------
                         ANNUAL COMPENSATION      |              AWARDS         |  PAYOUTS |
-------------------------------------------------------------------------------------------------------
          |           |        |        |  Other  |  Restricted |   Securities  |  LTIP    |  All Other
Name and  |    Year   | Salary |  Bonus |  Annual |    Stock    |   Underlying  |  Payouts |   Comp. ($)
Principle |           |  ($)   |        |  Comp.  |   Award(s)  |  Options/SARs |          |
Position  |           |        |        |   ($)   |     ($)     |       (#)     |  ($)     |
--------------------------------------------------------------------------------------------------------
A. DeVries     1999      $52,000     0         0            0             0           0             0
--------------------------------------------------------------------------------------------------------



No other executive officer earned more than $100,000 US during the most recent fiscal year.


Employment Agreements and Executive Compensation
------------------------------------------------

The Company does not have written employment agreements with its executive officers . Andrew DeVries is paid a salary of $52,000 per annum effective October 1, 1999. Barry Hagendorff receives a salary of $96,800 per annum. Linda Morton receives a salary of $39,000 per annum. Mark Triesch receives a salary of $44,500 per annum.

Compensation of Directors
-------------------------

Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings.


Other Arrangements
------------------

The Company has the Nannaco 2000 Stock Option Plan which was adopted on April 20, 2000. The purpose of the Plan is to advance the business and development of the Company and its shareholders by affording to the employees, directors and officers of the Company the opportunity to acquire a proprietary interest in the Company by the grant of Options to such persons under the Plan's terms. The 2000 Plan reserved 5,000,000 shares for grant or issuance upon the exercise of options granted under the plan.

Stock Options under the Plan will be granted by the Board of Directors or a Compensation Committee of the Board of Directors. The exercise prices for Options granted will be at the fair market value of the common stock at the time of the grant if a public market develops for the common stock or not less than the most recent price at which the Company had sold its common stock. As of August 15, 2000, the following options have been granted by Executive Officers and Directors under the plan:

Name                # of Shares Optioned      Ex. Price        Expiration Date
--------------------------------------------------------------------------------
Mark Triesch        20,000 shares             $1.00            April 24, 2005
Ian Wellborn        20,000 shares             $1.00            April 24, 2005
Mark Sarlo          20,000 shares             $1.00            April 24, 2005
Linda Morton        20,000 shares             $1.00            April 24, 2005
Clifford Munson     20,000 shares             $1.00            April 24, 2005
W. M. Jackson       20,000 shares             $1.00            April 24, 2005


Termination of Employment and Change of Control Arrangement
-----------------------------------------------------------

There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with the Company, or from a change in the control of the Company.


Transactions with Management
----------------------------

Nannaco has not entered into any contracts or transactions in which any of its officers or directors had a direct or an indirect beneficial interest.


Indemnification of Officers and Directors From Liability under the Securities Act of 1933
-----------------------------------------------------------------------------

The Nannaco Articles of Incorporation permit Nannaco to indemnify and hold harmless its officers and directors from any liability and expenses incurred by them as a result of being an officer or director. This right of indemnity would include any liability arising under the Securities Act of 1933. However, in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act is asserted by an officer or director in connection with the securities offered by this Prospectus, Nannaco will submit the question whether such indemnification by it is against public policy to a court of appropriate jurisdiction and will be governed by the final adjudication of such issue. Submitting the question of indemnity for Securities Act liability to a court will not occur in the case of the payment of expenses incurred in the successful defense of any action, suit or proceeding or if in the opinion of its counsel the matter has been settled by controlling precedent.

      MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS


MARKET INFORMATION: The Company's common stock is not listed for trading on any recognized market.

SECURITY HOLDERS: As of August 15, 2000, the Company had 36 holders of record of its common stock of which 12,099,000 are restricted securities held by three members of Management which have held the shares for less than one year.

DIVIDEND PLANS: The Company has paid no common stock cash dividends and has no current plans to do so.

There are presently 14,957,600 shares of common stock outstanding as of August 15, 2000.


                            DESCRIPTION OF SECURITIES

Common Stock
------------

Nannaco is authorized to issue 50,000,000 shares of Common Stock, $.001 par value. The holders of the Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of the stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of Nannaco, the holders of the Common Stock are entitled to receive the net assets of Nannaco in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of Nannaco. The outstanding shares of Common Stock will not be subject to further call or redemption and will be fully paid and non-assessable.


Preferred Stock
---------------

Nannaco is authorized to issue up to 10,000,000 shares of preferred stock. The preferred stock can be issued in different series. The rights and preferences of different series of the preferred stock can be set from time to time by our Board of Directors. These rights and preferences may include class voting rights, specific dividend rights and priority over common stock with respect to assets of Nannaco upon liquidation.

                            SELLING SECURITY HOLDERS

The following Selling Security Holders whose shares have been registered for public resale under the registration statement are set forth below:

Selling Securities     Securities Owned       Shares / %         Shares / %
Holder                     And Offered        Before Off.        After Offering

James Letsos, III               35,000         70,000 / *        35,000 / *
Dave Lennox                     30,000         60,000 / *        30,000 / *
Vinh Bao-Phong                   2,000          2,000 / *             0 / *
Eugenio Aguilar                  5,000          5,000 / *             0 / *
Linda Conley                     3,000          3,000 / *         3,000 / *
Edward Canahuati                10,000         10,000 / *        10,000 / *
Cameron Cappleman                1,000          1,000 / *          ,000 / *
Kenneth Davidson               200,000        416,000 / 2.6%    216,000 / 1.3%
Joseph Shunta                   40,000         80,000 / *        40,000 / *
The Joy Foundation (1)         590,000      1,443,400 / 9.3%    853,400 / 5%
Robert Welch                     5,000          5,000 / *             0 / *
John Starnes                    15,000         15,000 / *             0 / *
Joseph Butler                   15,000         15,000 / *             0 / *
Ralph Polito                    15,000         15,000 / *             0 / *
Arthur W. Hughes                 2,000          2,000 / *             0 / *
Dwayne Muzny                     1,000          1,000 / *             0 / *
Michael Mason                    3,000          3,000 / *             0 / *
Jeff Sergent                     2,300          2,300 / *             0 / *
Hector Moreno                    5,000          5,000 / *             0 / *
Brad Stapp                       1,000          1,000 / *             0 / *
Brett Vallery                    1,000          1,000 / *             0 / *
Johnny Alexander                 2,000          2,000 / *             0 / *
Long H. Nguyen                   5,000          5,000 / *             0 / *
Roger N. Schmidt                50,000         50,000 / *             0 / *
Lavon Dan Baker                  4,500          4,500 / *             0 / *
Robert Martin                    1,200          1,200 / *             0 / *
Richard Beymer                     200            200 / *             0 / *
Carlivegen Enterprises (2)     250,000        500,000 / 5.2%    250,000 / *
                               ------
Total                        1,495,000


(1) The Joy Foundation is an unincorporated business trust organization. Jack Malone is the managing director.

(2) Carlivegan Interprises is an unincorporated business trust organization. Genevieve Schiffmann is the managing director.

Except for Mr. Mark Triesch and W.M. Jackson who are directors of Nannaco, the Selling Securities Holders have never held any position, office, or other material relationship with the Company.

The Selling Securities Holders do not own any other securities of the Company.



                 SELLING SECURITY HOLDERS PLAN OF DISTRIBUTION

Selling Security Holders may sell or distribute their shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including distributions to shareholders or partners or other persons affiliated with the Selling Security Holders.

The distribution of the Selling Security Holders shares may be effected from time to time in one or more transactions that may involve crosses or block transactions. These transactions may occur in any of the following ways:

1.   In Market Transactions;

2.   In Privately Negotiated Transactions with Investors;

3. Through the writing of options on the shares, whether such options are listed on an options exchange or otherwise.

Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

If the Selling Security Holders effect such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of the shares for whom they may act as agent, which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved.

Selling Security Holders and any brokers, dealers or agents that participate in the distribution of the securities might be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

Selling Security Holders may pledge their shares from time to time in connection with such Selling Security Holders' financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be effected under this Prospectus.

The Company will not receive any of the proceeds from the sale of any of the shares by the Selling Security Holders.

Under the Exchange Act and applicable rules and regulations, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations, including Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Security Holders.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                                 TRANSFER AGENT

The Transfer Agent with respect to the Shares is ComputerShare Investor Services, Inc., Lakewood, Colorado.


                                  LEGAL MATTERS

The legality of the Securities of the Company offered will be passed on for the Company by Dennis Brovarone, Attorney at Law, Littleton, Colorado.


                          INDEPENDENT PUBLIC ACCOUNTANT

The balance sheet as of September 30, 1999 and the related statements of income, retained earnings, and cash flows incorporated by reference in this prospectus, have been included herein in reliance on the report of James J. Taylor Certified Public Accountant given on the authority of that firm as experts in auditing and accounting.

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                              Financial Statements
                      For the year ended September 30, 1999




                                TABLE OF CONTENTS


Audited Financial Statements for fiscal year ended September 30, 1999:
                                                                          PAGE
     Independent Auditors' Report                                          F-2
     Balance Sheet                                                         F-3
     Statements of Income and Retained Earnings                            F-6
     Statement of Cash Flows                                               F-7
     Independent Auditors' Notes to Financial Statements                   F-8


Unaudited Financial Statements for the nine month period ended June 30, 2000:

     Balance Sheet                                                         F-13
     Statements of Income and Retained Earnings                            F-15
     Statement of Cash Flows                                               F-17
     Independent Auditors' Notes to Financial Statements                   F-18


                                                                 James J. Taylor
                                                     Certified Public Accountant

                                 JAMES J TAYLOR
                          Certified Public Accountant





The Board of Directors
NANNACO, INC.
2935 Thousand Oaks #6-261
San Antonio, Texas 78247

I have audited the balance sheet of NANNACO, INC. (a Texas corporation) as of September 30,1999, and the related statements of operation, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my examination.

I conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. My audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NANNACO, INC. as of September 30, 1999, and the results of its operations, changes in retained earnings, and cash flows for the year then ended in conformity with generally accepted accounting principles.



New Braunfels, Texas
March 18, 2000


                                     /s/ James J. Taylor,
                                     Certified Public Accountant


            555 IH 35 South, Suite 312 * New Braunfels Texas 78130 *
                 Telephone (830) 624-0100 * Fax (830) 624-0300
                     e-mail address: james_j_taylor@msn.com

                                  NANNACO, INC
                               d.b.a. Surface Pro
                                  Balance Sheet
                               September 30, 1999





                                     ASSETS
                                     ------


Current Assets:
       Cash on hand                                                             2403
       Certificate of deposit                                                  5,000
       Accounts receivable
                   Trade                                 174364
                   Reserve                                2,634
                   Other                                 27,087
                                                     -----------
                         Total accounts receivable                           204,085
       Deferred tax asset                                                     15,288


Other Current Assets:
       Prepaids and deposits                                                  32,246
                                                                       -------------
                         Total current assets                                259,022



Fixed Assets:
      Equipment and fixtures                            132,489
      Vehicles                                           48,045
      Less: accumulated depreciation                    (26,925)
                                                     -----------
                        Net property and equipment                           153,609



Other Assets:
      Organizational expenses                            20,315
      Less: accumulated amortization                     (2,063)
                                                    ------------
                       Net other assets                                       18,252
                                                                       -------------




TOTAL ASSETS                                                           $     430,883
                                                                       =============



            See Accountants' Report and Note to Financial Statements
                                       F-3


                                                                James J. Taylor
                                                    Certified Public Accountant

                                  NANNACO, INC
                               d.b.a. Surface Pro
                                  Balance Sheet
                               September 30, 1999





                      LIABILITIES AND STOCKHOLDER'S EQUITY



Current Liabilities:
              Bank overdraft                                                     $8,623
              Accounts payable - trade                                            4,212
              Accounts payable - other                                            8,675
              Current portion of note payable                                    16,838
              Sales taxes payable                                                29,832
              Payroll taxes accured and/or withheld                              10,991
                                                                            ------------
                                      Total current liabilities                                   $79,171

Long-Term Liabilities:
              Installment note payable                                           29,581
              Notes payable - banks (lines of credit)                            40,000
              Notes payable to individuals                                       32,950
              Less: current portion                                             (16,838)
                                                                            ------------
                                      Net long-term debt                                           85,693

Other Liabilities:
              Loans from shareholders                                                             234,936
                                                                                          ----------------
                                      Total liabilities                                           399,800



Stockholders' Equity:
              Common stock (1,000 shares $1 par value authorized
                                   200 shares issued and outstanding)                                 200
                                   (50,000,000 shares $0.001 authorized,
                                     19,999,800 issued and outstanding)                            19,999
              Additional paid in capital in excess of par value                                       800
              Paid in surplus                                                                     108,039
              Retained earnings                                                                   (97,955)
                                                                                          ----------------
                                      Total stockholder's equity                                   31,083
                                                                                          ----------------



TOTAL LIABLITIES AND STOCKHOLDER'S EQUITY                                                  $      430,883
                                                                                          ================



            See Accountants' Report and Note to Financial Statements
                                      F-4


                                                                 James J. Taylor
                                                     Certified Public Accountant

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                   Statements of Income and Retained Earnings
                      For the year ended September 30, 1999




Income:                                                              Amount                 PerCent Revenue
                                                                 ----------------           --------------
             Services income                                              386929                   102.30
             Less: refunds and adjustments                                (8,707)                   (2.30)
                                                                 ----------------           --------------
                        Total                                            378,222                   100.00


Cost of Sales:
             Wages                                                       206,906                    54.70
             Supplies                                                     60,229                    15.92
             Contract labor                                               16,844                     4.45
                                                                 ----------------           --------------
                        Total cost of sales                              283,979                    75.08
                                                                 ----------------           --------------


Gross Profit                                                              94,243                    24.92


Administrative and General:
             Advertising and public relations                              7,719                     2.04
             Bank charges                                                  4,014                     1.06
             Business promotion                                              977                     0.26
             Automobile expense                                            4,404                     1.16
             Alarm and security                                              619                     0.16
             Gas, fuel and oil                                            17,937                     4.74
             Bonus expense                                                 3,860                     1.02
             Depreciation and amortization                                28,988                     7.66
             Dues and subscripitions                                       2,908                     0.77
             Employee medical expense                                         20                     0.01
             Equipment rental                                              2,340                     0.62
             Factoring fees                                               12,238                     3.24
             Insurance                                                    10,099                     2.67
             Legal and professional                                        7,827                     2.07
             Meals and entertainment                                       1,067                     0.28
             Miscellaneous                                                   818                     0.22
             Office supplies                                               6,384                     1.69
             Payroll tax expense                                          18,711                     4.95
                                                                 ----------------           --------------
                   Subtotal administrative and general expenses          130,930                    34.62



                                   (Continued)

            See Accountants' Report and Notes to Financial Statements
                                       F-5

                                                                 James J. Taylor
                                                     Certified Public Accountant

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                   Statements of Income and Retained Earnings
                      For the year ended September 30, 1999




                                                                     Amount               PerCent Revenue
                                                                ----------------           --------------


Subtotal administrative and general expenses -
             (Brought forward):                                          130,930                    34.62

             Postage and delivery                                            739                     0.20
             Rent                                                         23,013                     6.08
             Repairs and maintenance                                      23,854                     6.31
             Supplies and tools                                            1,170                     0.31
             Taxes and licenses                                              640                     0.17
             Telephone                                                     9,471                     2.50
             Travel                                                        1,125                     0.30
             Utilities                                                       408                     0.11
             Officer salary                                               14,080                     3.72
                                                                 ----------------           --------------
                        Total administrative and general expenses        205,430                    54.32
                                                                 ----------------           --------------


Net Income (Loss) from Operations                                       (111,187)                  (29.40)


Other Income (Expense)
             Interest Income                                                  87                     0.02
             Interest Expense                                             (2,143)                   (0.57)
                                                                 ----------------           --------------
                        Total other income (expense)                      (2,056)                   (0.54)
                                                                 ----------------           --------------


Net Income (Loss) before Federal Income Tax Benefit                     (113,243)                  (29.94)

Income tax benefit                                                        15,288                     4.04
                                                                 ----------------           --------------


Net Income (Loss) to Retained Earnings                                   (97,955)                  (25.90)
                                                                                            ==============

Retained earnings, beginning of period                                         0
                                                                 ----------------


Retained Earnings, End of Period                                        ($97,955)
                                                                 ================


           See Accountants' Report and Notes to Financial Statements

                                       F-6

                                                                 James J. Taylor
                                                     Certified Public Accountant

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                             Statement of Cash Flows
                      For the year ended September 30, 1999





Cash flows from operating activities:

Net income (loss)                                                                           (97,955)
      Adjustments to reconcile net income to net cash provided by operating activities:
                  Depreciation and amortiztion                               $  28,988
                 (Increase) decrease in accounts receivable                   (204,085)
                  Increase (decrease) in bank overdraft                          8,623
                  Increase  (decrease) in accounts payable                      12,887
                  Increase  (decrease) in taxes payable                         40,823
                 (Increase) decrease in provision for Federal
                       Income Taxes                                            (15,288)
                                                                             ----------
                              Total adjustments                                             (128,052)
                                                                                         -----------
                           Net cash provided (used) by operating activities                 (226,007)


Cash Flows from investing activities:
      (Purchase) of equipment                                                 (178,124)
      (Increase) in prepaids and deposits                                      (32,246)
      (Increase) in investments                                                 (5,000)
      (Increase) in organization cost                                          (20,315)
                                                                           -----------

                              Net cash provided (used) by investing activities              (235,685)


Cash Flows from financing activities:
      Proceeds from stockholders loans                                         234,936
      Proceeds from loans                                                      100,121
      Proceeds from sale of stock                                               20,199
      Paid in capital surplus                                                  108,839
                                                                            -----------

                              Net cash provided (used) by investing activities               464,095
                                                                                        ------------


Net increase (decrease) in cash and equivalents                                                2,403


Cash and equivalents, beginning of period                                                          0
                                                                                        ------------

Cash and equivalents, end of period                                                           $2,403
                                                                                        ============

           See Accountants' report and Notes to Financial Statements
                                      F-7

                                                                 James J. Taylor
                                                     Certified Public Accountant

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                      For the Year Ended September 30, 1999
                            (See Accountants' Report)



Note 1 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

     A. ORGANIZATION AND NATURE OF THE BUSINESS

     NANNACO, INC. (The Company) was incorporated under the laws of the State of Texas on October 20, 1998, and began operations immediately. The Company provides industrial surface cleaning, surface protection, surface restoration, and other services to commercial and industrial businesses, as well to the owners of historical buildings.

     The Company's offices are located in San Antonio, Texas.

     The Company employs approximately eight employees.

     B. REVENUE AND COST RECOGNITION

     The Company provides its services on a direct basis. A sale is recognized when the service is provided and an account receivable is recorded or payment is received.

     The criteria for recording a sale is that all agreed services have been provided.

     Supplies and materials are purchased and consumed as necessary.

     The Company warranties its service within the standards and customs of the industry. Refunds and adjustments are recognized when granted.


     C. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Such estimates relate primarily to depreciable assets and their useful lives




                                       F-8
                                                                 James J. Taylor
                                                     Certified Public Accountant

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                      For the Year Ended September 30, 1999
                            (See Accountants' Report)



Note 1 (Continued):

     D. CONCENTRATION OF SALES

     Sales percentages by customer at September 30, 1999, are as follows:

                                       Percent
                                      Of Total
                                       Sales
                                      ---------
       Today's Auto Sales                26.3
       Texas Disposal Systems            22.2
       HEB Grocery Company                6.7
       All Other Sales                   44.8
                                        -----
                Total                   100.0
                                        -----


     E. SALES OF ACCOUNTS RECEIVABLE

     The Company entered into a contract in December, 1998, to sell certain of its accounts receivable as a means of facilitating cash flow and generating working capital. The terms of the contract call for the establishment of a reserve account for charge backs in an amount equal to ten percent (10%) of the accounts sold. This amount is refunded in varying percentages based on the collection of the purchaser. The Company's reserve may also be charged for any account not collected in 90 days. As of September 30, 1999, the Company was contingently liable on $26,340 of accounts receivable, which was secured by a reserve account totaling $2,634.

     F. PROPERTY AND EQUIPMENT

     Equipment and vehicles are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets for book purposes and the Modified Accelerated Cost Recovery System (MACRS) for tax purposes.

     G. FEDERAL INCOME TAXES

     Provisions for income taxes are calculated on pretax income reported for financial statement purposes. Deferred income taxes or benefit from income taxes are provided through timing differences between the reporting of financial statement income and taxable income. These differences result primarily from the use of straight line depreciation for reporting purposes and Modified Accelerated Cost Recovery System for tax purposes. If material, these differences will be recorded as deferred income taxes or benefit from income taxes.


                                       F-9

                                                                 James J. Taylor
                                                     Certified Public Accountant

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                      For the Year Ended September 30, 1999
                            (See Accountants' Report)


Note 2 - EQUIPMENT AND FIXTURES AND VEHICLES
         Fixed assets are recorded at cost and are summarized as follows:
                  Equipment and Fixtures:
                      Pressure Washers                            $  54,000
                      Pressure Washers                               10,000
                      Washer Accessories                             20,000
                      Hotsy                                           7,469
                      Hotsy Cleaning System                          11,902
                      Other Cleaning Equipment                       29,118
                                                                  ---------
                            Total Equipment and Fixtures          $ 132,489
                      Less - Accumulated Depreciation                17,501
                                                                  ---------
                            Net Equipment and Fixtures            $ 114,988
                                                                  =========
                  Vehicles:
                      1988 Mazda                                  $   1,679
                      1991 Chevrolet Truck                           12,000
                      1989 Mazda B220                                 2,500
                      1994 GMC Truck                                 14,000
                      1994 Mitsubishi                                 8,000
                      1995 Ford Truck                                 6,000
                       GMC Truck                                      3,866
                                                                   --------
                           Total Vehicles                          $ 45,045
                      Less - Accumulated Depreciation                 9,424
                                                                   --------
                           Net Vehicles                           $  38,621
                                                                  =========

     Depreciation expense charged against operations for the year ending September 30, 1999 totaled $26,925.


Note 3 - CERTIFICATE OF DEPOSIT

     On April 16, 1999, the Company invested $5,000.00 in a certificate of deposit at Frost National Bank for one year at the interest rate of 3.8%. This certificate is pledged as security for a $5,000.00 line of credit, which at September 30, 1999, was in full use by the Company.


Note 4 - LONG-TERM DEBT

     A. INSTALLMENT NOTES PAYABLE
     Installment obligations consist of two note payable. The first note is secured by a vehicle and the endorsement of the Company President, for the purchase of a truck to transport Company equipment from one job site to

                                  (Continued)
                                      F-10

                                                                 James J. Taylor
                                                     Certified Public Accountant

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                      For the Year Ended September 30, 1999
                            (See Accountants' Report)


Note 4 - LONG-TERM DEBT(Continued):

    A.  INSTALLMENT NOTE PAYABLE (Continued):
     another. Interest on this obligation is included in the note balance, and capitalized as a deferred charge. This interest is being amortized straight-line method over the term of the note. As of September 30, 1999, the details are as follows:

                  Note payable to Auto One Acceptance Corporation, payable in 60 monthly installments of $390 each, secured by a 1994 GMC truck.
                        Original Amount                    $ 23,400
                        Long-Term Portion at 09/30/99      $ 10,900
                        Portion due in twelve months       $  4,680
                        Unamortized interest at 09/30/99   $  5,646


     The second note payable is secured by the guarantee of the Company President and is payable to Frost National Bank. Interest, at the rate of 10% per annum, is not included in the balance and is taken into expense as it paid. This note is payable in 21 monthly installments at the amount of $750.00 each.

                        Original Amount                    $14,000
                        Long-Term Portion at 09/30/99      $ 6,042
                        Portion due in twelve months       $ 7,958
                        Due Date                           Monthly


     B. NOTES PAYABLE - LINES OF CREDIT
     The Company has established a line of credit with two banks. One is secured by a certificate of deposit (Note 3) and the other is unsecured. The Company has made various draws on these credit lines and the details are as follows:

          Frost National Bank:
                            Total Amount                        $5,000
                            Long-Term Portion at 09/30/99          -0-
                            Portion due in twelve months        $5,000
                            Interest Rate                         11.8%
                            Date Paid                         11/04/99

          Bank One:
                            Total Amount                       $35,000
                            Long-Term Portion                  $30,800
                            Portion due in twelve months       $ 4,200
                            Interest Rate              Prime plus 1.25%
                            Due date                           Monthly

                                      F-11
                                                                 James J. Taylor
                                                     Certified Public Accountant

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                      For the Year Ended September 30, 1999
                            (See Accountants' Report)


Note 4 - LONG-TERM DEBT(Continued):

     C. NOTE PAYABLE - INDIVIDUAL
     The Company obtained a startup loans from an individual. This loan is due within five years of incorporation in cash or stock in the corporation. There is no provision for interest. The note is as follows:

            Mark A. Tresch                              $ 32,950
                                                        ========

Note 5 - LOANS FROM SHAREHOLDER
     Due to the rapidly expanding business opportunities, the Company has been compelled to seek capital on an interim basis to support its expanding operation and to purchase additional equipment to meet these needs. One stockholder, Clifford Munson, has made these necessary advances in the amount of $234,936 at September 30, 1999. These advances are due in five years in cash or stock and carry no provision for interest.


Note 6 - LEASE COMMITMENTS
     The Company leases its location on an annual basis. This lease for twelve months is in the amount of $18,674, payable in monthly installments of $1,600 per month following an initial payment of $1,074.


Note 7 - STOCK
     On June 1, 1999, the Company amended its charter to authorize the issuance of additional common stock and one class of preferred stock. This amendment authorized a change from one thousand (1,000) shares of $1.00 par value common stock to fifty million (50,000,000) shares of $0.001 par value common stock and 10,000,000 shares of preferred stock.

     During the period of June 1, 1999 through July 1, 1999, the Company sold or converted 19,999,800 shares of this new value of stock common stock. To date, no shares of the preferred stock have been issued.


Note 8 - SUBSEQUENT EVENTS
     On March 10, 2000, at a duly called stockholders meeting, a 1,000,000 to one reverse stock split was approved.

     The Company is currently in the process of making a public offering of its common stock.


                                      F-12
                                                                 James J. Taylor
                                                     Certified Public Accountant

                                  NANNACO, INC
                               d.b.a. Surface Pro
                                 Balance Sheets
                             June 30, 2000 and 1999





                                     ASSETS


                                                                June 30,            June 30,
                                                                  2000                1999
                                                             -----------          ----------

Current Assets:
       Cash on hand and in banks                                $649,973              $8,174
       Certificates of deposit                                    45,000               5,000
       Accounts receivable
             Trade                                               194,350             168,166
             Other                                               268,895              30,381
                                                            ------------         -----------
                  Total accounts receivable                      463,245             198,547
                                                            ------------         -----------
       Supples inventory                                          43,534
       Deferred tax asset                                        106,464


Other Current Assets:
       Prepaids and deposits                                     106,652              32,785
                                                            ------------         -----------
                  Total current assets                         1,414,868             244,506



Fixed Assets:
       Equipment and fixtures                                    141,027             119,067
       Vehicles                                                   60,645              42,067
       Less: accumulated depreciation                            (50,105)            (20,194)
                                                            ------------         -----------
                  Net property and equipment                     151,567             140,940
                                                            ------------         -----------



Other Assets:
       Organizational expenses                                    20,315                 580
       Less: accumulated amortization                             (5,111)                (52)
                                                            ------------         -----------
                  Net other assets                                15,204                 528
                                                            ------------         -----------




TOTAL ASSETS                                                  $1,581,639            $385,974
                                                            ============         ===========


                                  NANNACO, INC
                               d.b.a. Surface Pro
                                 Balance Sheets
                             June 30, 2000 and 1999





                      LIABILITIES AND STOCKHOLDER'S EQUITY


                                                                         June 30,        June 30,
                                                                         2000            1999
                                                                         ----            ----

Current Liabilities:
       Accounts payable - trade                                            $7,633         $9,298
       Current portion of note payable                                     22,880          9,680
       Sales taxes payable                                                 34,685         20,497
       Payroll taxes accured and/or withheld                               83,354          4,424
                                                                 -----------------   ------------
                  Total current liabilities                               148,552         43,899

Long-Term Liabilities:
       Installment notes payable                                           28,020         16,436
       Notes payable - banks (lines of credit)                             51,576          5,000
       Notes payable - individuals                                                        32,950
       Less: current portion                                              (22,880)        (9,680)
                                                                 -----------------   ------------
                  Net long-term debt                                       56,716         44,706
                                                                 -----------------   ------------

Other Liabilities:
       Loans from shareholders                                             69,278        189,936
                                                                 -----------------   ------------
                  Total liabilities                                       274,546        278,541


Stockholders' Equity:
       Common stock (1,000  shares $1 par value  authorized
          0 shares issued and outstanding at 06/30/00.
          200 shares issued and outstanding at 06/30/99)                    0            200
         (50,000,000 shares $0.001 par value authorized,
          14,947,900 shares issued and outstanding at
          06/30/00, 265,000 shares issued and outstanding
          at 06/30/99)                                                     14,948            265
       Paid in surplus                                                  2,043,091        108,840
       Retained earnings                                                 (750,946)        (1,872)
                                                                 -----------------   ------------
                  Total stockholder's equity                            1,307,093        107,433
                                                                 -----------------   ------------




TOTAL LIABLITIES AND STOCKHOLDER'S EQUITY                              $1,581,639       $385,974
                                                                 =================   ============

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                 Statements of Operations and Retained Deficits
             For the nine month periods ended June 30, 2000 and 1999




                                                                  June 30,         June 30,
                                                                   2000             1999
                                                                   ----             ----

Income:
       Services income                                             $243,562         $298,018
       Less: refunds and adjustments                                 (2,900)         (28,312)
                                                            ----------------   --------------
             Total                                                  240,662          269,706


Cost of Sales:
       Wages                                                        377,501          113,065
       Supplies                                                      74,320           29,602
       Contract labor                                                 5,561           16,337
                                                            ----------------   --------------
             Total cost of sales                                    457,382          159,004
                                                            ----------------   --------------


Gross Profit (Loss)                                                (216,720)         110,702


Administrative and General:
       Advertising and public relations                              25,745            4,105
       Bank charges                                                   3,402            2,651
       Commissions                                                   37,682
       Credit card discount                                             409
       Gas, fuel and oil                                             24,951           13,955
       Bonus expense                                                  3,000            3,860
       Depreciation and amortization                                 26,227           20,246
       Dues and subscripitions                                        1,177            1,473
       Factoring fees                                                                  4,716
       Insurance                                                     20,252            5,468
       Legal and professional                                        12,229            1,573
       License and registration                                         707
       Meals and entertainment                                          762            1,413
       Miscellaneous                                                     55            1,289
       Office supplies                                                6,260            2,814
       Payroll tax expense                                           34,204           10,052
       Postage and delivery                                              79               60
       Rent                                                          38,708           15,547
                                                            ----------------   --------------
             Subtotal administrative and general expenses           235,849           89,222




                                   (Continued)

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                 Statements of Operations and Retained Deficits
             For the nine month periods ended June 30, 2000 and 1999




                                                                 June 30,            June 30,
                                                                  2000                1999
                                                                  ----                ----

Subtotal administrative and general expenses -
       (Brought forward):                                        $235,849             $89,222

       Repairs and maintenance                                     11,295              16,315
       Other taxes                                                                        339
       Telephone                                                   24,203               4,913
       Trade show expense                                             800
       Uniform expense                                                124
       Utilities                                                      678                 339
                                                              ------------      --------------
             Total administrative and general expenses            272,949             111,128
                                                              ------------      --------------


Net Income (Loss) from Operations                                (489,669)               (426)


Other Income (Expense)
       Interest Income                                                283                  39
       Interest Expense                                           (10,247)             (1,485)
       Stock sales, registration and transfer expenses           (244,534)
                                                              ------------      --------------
             Total other income (expense)                        (254,498)             (1,446)
                                                              ------------      --------------


Net Income (Loss) before Federal Income Tax Benefit              (744,167)             (1,872)

Income tax benefit                                                 91,176                   0
                                                              ------------      --------------


Net Income (Loss) to Retained Earnings                           (652,991)             (1,872)

Retained earnings, beginning of period                            (97,955)                  0
                                                              ------------      --------------


Retained Earnings, End of Period                                ($750,946)            ($1,872)
                                                              ============      ==============

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                            Statements of Cash Flows
             For the nine month periods ended June 30, 2000 and 1999




                                                                       June 30,          June 30,
                                                                        2000              1999
                                                                        ----              ----

Cash flows from operating activities:
Net income (loss)                                                      ($652,991)         ($1,872)
       Adjustments to reconcile net income to net cash
       provided by operating activities:
             Depreciation and amortiztion                                 26,228           20,246
             (Increase) decrease in accounts receivable                 (259,160)        (198,547)
             (Increase) in inventories                                   (43,534)
             (Increase) decrease in organization expense                                     (580)
             Increase (decrease) in accounts payable                      (5,254)           9,298
             Increase (decrease) in bank overdraft                        (8,623)
             Increase (decrease) in taxes payable                         77,216           24,921
             (Increase) decrease in provision for Federal
                  Income Taxes                                           (91,176)
                                                                     ------------     ------------
                  Total adjustments                                     (304,303)        (144,662)
                                                                     ------------     ------------

                  Net cash provided (used) by operating
                  activities                                            (957,294)        (146,534)

Cash Flows from investing activities:
       (Purchase) of equipment                                           (21,138)        (161,134)
       (Increase) in prepaids and deposits                               (74,406)         (32,785)
       (Increase) in investments                                         (40,000)          (5,000)
                                                                     ------------     ------------

                  Net cash provided (used) by investing
                  activities                                            (135,544)        (198,919)

Cash Flows from financing activities:
       (Decrease) in individual and stockholder loans                   (198,608)         189,936
       Proceeds from loans                                                10,015           54,386
       Common stock exchanged for services                               (50,000)
       Proceeds from sale of stock                                     1,979,001          109,305
                                                                     ------------     ------------

                  Net cash provided (used) by investing
                  activities                                           1,740,408          353,627
                                                                     ------------     ------------

Net increase (decrease) in cash and equivalents                          647,570            8,174


Cash and equivalents, beginning of period                                  2,403                0
                                                                     ------------     ------------

Cash and equivalents, end of period                                     $649,973           $8,174
                                                                     ============     ============


                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
                 nine month periods ended June 30, 2000 and 1999




Note 1 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------
     A. ORGANIZATION AND NATURE OF THE BUSINESS

NANNACO, INC.(The Company) was incorporated under the laws of the State of Texas on October 20, 1998, and began operations immediately. The Company provides industrial surface cleaning, surface protection, surface restoration, and other services to commercial and industrial businesses, as well to the owners of historical buildings.

The Company's offices are located in San Antonio, Texas.

The Company employs approximately twenty-five employees at June 30, 2000, and approximately eleven employees at June 30, 1999.



     B. REVENUE AND COST RECOGNITION

The Company provides its services on a direct basis. A sale is recognized when the service is provided and an account receivable is recorded or payment is received.

The criteria for recording a sale is that all agreed services have been provided.

Supplies and materials are purchased and consumed as necessary.

The Company warranties its service within the standards and customs of the industry. Refunds and adjustments are recognized when granted.


     C. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Such estimates relate primarily to depreciable assets and their useful lives

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
                 nine month periods ended June 30, 2000 and 1999


Note 1 (Continued):
------
    D.  PROPERTY AND EQUIPMENT

Equipment and vehicles are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets for book purposes and the Modified Accelerated Cost Recovery System (MACRS) for tax purposes.

    E.   FEDERAL INCOME TAXES

Provisions for income taxes are calculated on pretax income reported for financial statement purposes. Deferred income taxes or benefit from income taxes are provided through timing differences between the reporting of financial statement income and taxable income. These differences result primarily from the use of straight line depreciation for reporting purposes and Modified Accelerated Cost Recovery System for tax purposes. If material, these differences will be recorded as deferred income taxes or benefit from income taxes.

Note 2 - EQUIPMENT AND FIXTURES AND VEHICLES
------
Fixed assets are recorded at cost and are summarized as follows:

       Equipment and Fixtures:                     06/30/00          06/30/99
       -----------------------                     --------          --------
         Pressure Washers                          $ 54,000           $54,000
         Pressure Washers                            10,000            10,000
         Washer Accessories                          20,000            20,000
         Hotsy                                        7,469             7,469
         Hotsy Cleaning System                       11,902            10,902
         Other Cleaning Equipment                    29,118            15,696
         Office Furniture and Equipment               6,238
         Trade Show Booth                             2,300
         Total Equipment and Fixtures              $141,027          $119,067
         Less - Accumulated Depreciation             32,364            13,126
                                                  ---------         ---------
            Net Equipment and Fixtures             $108,663          $105,941
                                                  =========         =========

       Vehicles:                                   06/30/00          06/30/99
       ---------                                   --------          --------
         1988 Mazda                                 $ 1,679           $ 1,679
         1991 Chevrolet Truck                        12,000            12,000
         1989 Mazda B220                              2,500             2,500
         1994 GMC Truck                              14,000            14,000
         1994 Mitsubishi                              8,000             8,000
         1995 Ford Truck                              6,000
         GMC Truck                                    3,866             3,866
         1991 Dodge Ram                               4,100
         1992 Ford Ranger                             4,450
         1994 Ford Ranger                             7,050
                                                   --------         ---------
              Total Vehicles                      $  60,645           $42,067
         Less - Accumulated Depreciation             17,741             7,068
                                                   --------         ---------
              Net Vehicles                        $  42,904           $34,999
                                                  =========         =========

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
                 nine month periods ended June 30, 2000 and 1999



Note 2 - EQUIPMENT AND FIXTURES AND VEHICLES (Continued):
------
Depreciation expense charged against operations for the period ended June 30, 2000 totaled $23,180 and for June 30, 1999 totaled $20,194.


Note 3 - CERTIFICATES OF DEPOSIT
------
On April 16, 1999, the Company invested $5,000.00 in a certificate of deposit at Frost National Bank for one year at the interest rate of 3.8%. This certificate is pledged as security for a $5,000.00 line of credit, which is fully use by the Company. This certificate was renewed on April 16, 2000, at the rate of 5.5% interest annually.

Additionally, on June 14, 2000, the Company invested in two certificates of deposit in the amount of $20,000 each. These certificates earn interest at the rate of 5.75% annually, with maturity in one year from date of purchase.


Note 4 - LONG-TERM DEBT
------
     A. INSTALLMENT NOTES PAYABLE

Installment obligations consist of two notes payable. The first note is secured by a vehicle and the endorsement of the Company President, for the purchase of a truck to transport Company equipment from one job site to another. Interest on this obligation is included in the note balance, and capitalized as a deferred charge. This interest is being amortized straight-line method over the term of the note. As of June 30, 2000 and 1999, the details are as follows:

     Note payable to Auto One Acceptance Corporation, payable in 60 monthly installments of $390 each, secured by a 1994 GMC truck.
                                                    06/30/00      06/30/99
                                                    ----------------------
       Original Amount                              $ 23,400      $ 23,400
       Long-Term Portion at 06/30/00                $  9,340      $ 11,756
       Portion due in twelve months                 $  4,680      $  4,680
       Unamortized interest at 06/30/00             $  5,052      $  6,185

     The second note payable is secured by the guarantee of the Company President and is payable to Frost National Bank. Interest, at the rate of 10% per annum, is not included in the balance and is taken into expense as it paid. This note is payable in 21 monthly installments at the amount of $750.00 each. Details at June 30, 2000 are as follows:


       Original Amount                          $ 14,000
       Long-Term Portion at 09/30/99            $  6,042
       Portion due in twelve months             $  9,000
       Due Date                                  Monthly



                                   (Continued)
                                      F-20

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
                nine months periods ended June 30, 2000 and 1999


Note 4 - LONG-TERM DEBT (Continued):
------

     B. NOTES PAYABLE - LINES OF CREDIT

The Company has established a line of credit with two banks. One is secured by a certificate of deposit (Note 3) and the other is unsecured. The Company has made various draws on these credit lines and the details are as follows:


     Frost National Bank:                        06/30/00      06/30/99
                                                 ------------------------
          Total Amount                             $5,000        $5,000
          Long-Term Portion at 06/30/00              -0-          -0-
          Portion due in twelve months             $5,000        $5,000
          Interest Rate                             11.8%        11.25%

    Bank One:                                            06/30/00
                                                        ----------
         Total Amount                                    $50,000
         Long-Term Portion                               $42,576
         Portion due in twelve months                    $ 4,200
         Interest Rate                              Prime plus 1.25%
         Due date                                        Monthly

     3. NOTE PAYABLE - INDIVIDUAL

The company obtained statrup loan from an individual. This loan is due within five years of incorporation, payable in cash or stock in the corporation. There is no provision for interest during the term of the loan. This loan was retired in 2000. Details of the loan at June 30, 1999 were as follows:

        Mark A. Tresch                                $32,950


Note 5 - LOANS FROM SHAREHOLDERS
------
Due to the rapidly expanding business opportunities, the Company has been compelled to seek capital on an interim basis to support its expanding operation and to purchase additional equipment to meet these needs. The stockholders, have made these necessary advances in the amount of $57,478 at June 30, 2000 and $189,936 at June 30, 1999. These advances are due in five years in cash or stock and carry no provision for interest.


Note 6 - LEASE COMMITMENTS
------
The Company leases its warehouse location on an annual basis. This lease for twelve months is in the amount of $19,200, payable in monthly installments of $1,600 per month following an initial deposit of $1,600.

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
                 nine month periods ended June 30, 2000 and 1999


Note 7 - STOCK
------
On June 1, 1999, the Company amended its charter to authorize the issuance of additional common stock and one class of preferred stock. This amendment authorized a change from one thousand (1,000) shares of $1.00 par value common stock to fifty million (50,000,000) shares of $0.001 par value common stock and 10,000,000 shares of preferred stock.

During the period of June 1, 1999 through July 1, 1999, the Company sold or converted 19,999,800 shares of this new value of stock common stock. On
March 10, 2000, the board of directors declared a 1,000,000 to 1 reverse stock split, and canceled all fractional shares. On March 31, 2000, a 1,000,000 to 1 forward stock split was declared by the board of directors for all shares of common stock outstanding as of that date.

On June 27, 2000, a Form D was filed with the Securities and Exchange Commission giving notice of a private placement of 1,443,400 shares of the Company's common stock.

To date, no shares of the preferred stock have been issued.

Note 8 - SUBSEQUENT EVENTS
------
The Company is currently in the process of making a public offering of its common stock.

AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES UNDERLYING THE CLASS A WARRANTS OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES AND THE CLASS A WARRANTS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

TABLE OF CONTENTS

Prospectus Summary                                                 2
Risk Factors                                                       3
Where You Can Get Additional Information                           5
Management's Discussion and Analysis                               6
of Financial Condition
Nannaco and its Business                                           8
Security Ownership of Management and
Principal Shareholders                                            14
Management                                                        15
Transactions with Management                                      19
Market for Nannaco's Common Stock
and Related  Stockholder  Matters                                 20
Description of Securities                                         20
Selling Securities Holders                                        21
Selling Securities Holders Plan of Distribution                   22
Transfer Agent                                                    23
Legal Matters                                                     23
Independent Public Accountant                                     23
Financial Statements                                             F-1

UNTIL ______, 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                   NANNACO, INC.
                                      LOGO
                            -------------------------
                                   PROSPECTUS
                            -------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Texas Business Corporations Act

Article 2.02-1 sections J and O of the Texas Business Corporations Act contains provisions authorizing indemnification by the Company of its directors, officers, employees or agents against certain liabilities and expenses which they may incur as our directors, officers, employees or agents of certain other entities. Section H also provides that such indemnification may include payment by us of expenses incurred in defending a civil or criminal action or a proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the indemnified person to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of Nannaco, Inc., or such other entities. Section R also contains provisions authorizing us to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not we would have the power to indemnify such person against such liabilities under the provisions of the Section.

The indemnification and advancement of expenses provided pursuant to Article
2.02 are not exclusive, and subject to certain conditions, we may make other or further indemnification or advancement of expenses of any of our directors, officers, employees or agents. Because the Articles of Incorporation, as amended, do not otherwise provide, notwithstanding our failure to provide indemnification and despite a contrary determination by the Board of Directors or our shareholders in a specific case, a director, officer, employee or agent who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section H, J, O or R because he has been successful on the merits, or because we have the power to indemnify on a discretionary basis pursuant to the statute or because the court determines that the petitioner is fairly and reasonably entitled indemnification or advancement of expenses or both in view of all the relevant circumstances.


Articles of Incorporation and By-Laws

Our Articles of Incorporation and By-Laws of, as amended, empower us to indemnify current our former directors, officers, employees or agents serving at our request in such capacities in any other enterprise or persons who have served at our request in such capacities in any other enterprise to the full extent permitted by the laws of the State of Texas.

Limitation on Liability

Our Articles of Incorporation eliminate directors' and officers' liabilities to the maximum extent permitted under Texas Law. Thus, even if an officer or director loses a lawsuit, it is possible, unless such officer or director was guilty of gross negligence or willful misconduct in the performance of his/her duties, that we or our insurance carrier will pay the amount of such judgement or settlement and reasonable legal fees.

Article 2.02 of the Texas Business Corporation Act provides that a director is not iable for damages to any person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and director's breach or failure to perform constitutes (i) a violation of criminal law (ii) a transaction from which the director received an improper benefit, (iii) an unlawful distribution, conscious disregard for the best interest of the corporation or willful misconduct in connection with a suit by or in the right of the corporation or by or in the right of a shareholder, or (iv) recklessness or an act of omission in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in connection with a proceeding by or in the right of someone other than the corporation or a shareholder.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                      $     440
NASD Filing Fee                            NA
Printing Expenses                      10,000
Accounting Fees and Expenses           35,000
Legal Fees and Expenses                50,000
Blue Sky Fees and Expenses              5,000
         Total Estimated Expenses    $110,440

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities, which were not registered under the Securities Act of 1933, as amended, as follows:

Shares issued pursuant to Section 4(2)

Date              Name                           # of  Shares      Consideration
-------------------------------------------------------------------------------
10/04/99          Mark Triesch                       1,015,050       nil
10/04/99          Andrew DeVries II                      8,000       nil
10/04/99          Ian Wellborn                           3,050       nil
10/04/99          Mark Sarlo                             3,050       nil
10/04/99          Andrew DeVries III                12,297,800       nil
10/04/99          Linda Morton                           8,000       nil
10/04/99          Albert Limon                           3,015       nil
10/04/99          Clifford Munson                       27,035       nil
10/04/99          W.M. Jackson                          35,000       nil
10/04/99          Petty International, Inc.            300,000       nil
10/04/99          WAPI                                 700,000       nil
10/04/99          Ley Industries, Inc.                 600,000       nil
10/04/99          Millennium Business
                  Associates, Inc.                     300,000       nil
10/04/99          CPR Holdings, Inc.                   500,000       nil
10/04/99          DPA Holdings                         600,000       nil
10/04/99          R. Jay Casell                        600,000       nil
                                                       -------
                               Total                17,000,000


These shares were issued without consideration pursuant to the Company's organizational plans in anticipation of future fund raising. The shareholders are officers and directors of the Company, their family members or consultants of the Company. The shareholders were provided and had unlimited access to all material information regarding the Company as a result of their relationship with the Company or its officers and directors. On March 10, 2000, holders of 97% of these outstanding shares of common stock voted to reverse split the outstanding shares of common stock on the basis of one new share for every 1,000,000 shares held. Fractional shares were redeemed at the rate of .00185. After the reverse split Andrew DeVries III was the sole remaining shareholder with 12 shares. On March 31, 2000, Mr. DeVries as the sole shareholder voted to forward split his 12 shares on a million shares for one basis.

The Company relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company. The Company believes that each shareholder was a sophisticated investor at the time.

Shares Exchanged for Promissory Notes

Promissory
Note                                                             Consideration
Date              Name                           # of  Shares   Prom. Note Prin.
-------------------------------------------------------------------------------
08/98             Mark Sarlo                        50,000           $5,000
10/98             Mark Triesch                      29,000          $14,500
04/99             James Letsos, III                 70,000          $35,000
05/99             Dave Lennox                       60,000          $30,000
06/99             Vinh Bao-Phong                     2,000           $2,000
06/99             Eugenio Aguilar                    5,000           $5,000
06/99             Linda Conley                       3,000           $3,000
06/99             Edward Canahuati                  10,000          $10,000
07/99             Cameron Cappleman                  1,000           $1,000
07/99             Kenneth Davidson                 416,000         $208,000
09/99             Joseph Shunta                     80,000          $40,000
10/99             Kenneth Triesch                   40,000          $20,000
11/99             The Joy Foundation               500,000         $500,000
12/99             W.M Jackson                       70,000          $35,000
12/99             Robert Welch                       5,000           $5,000
12/99             Robert Martin                      1,200           $1,200
12/99             Richard Beymer                       200             $200
01/00             John Starnes                      15,000          $15,000
01/00             Joseph Butler                     15,000          $15,000
01/00             Ralph Polito                      15,000          $15,000
01/00             Arthur W. Hughes                   2,000           $2,000
01/00             Dwayne Muzny                       1,000           $1,000
01/00             Michael Mason                      3,000            3,000
02/00             Jeff Sergent                       2,300           $2,300
02/00             Hector Moreno                      5,000           $5,000
02/00             Brad Stapp                         1,000           $1,000
02/00             Brett Vallery                      1,000           $1,000
02/00             Johnny Alexander                   2,000           $2,000
03/00             Long H Nguyen                      5,000           $5,000
03/00             Roger N. Schmidt                  50,000          $25,000
06/99             Lavon Dan Baker                    4,500           $4,500

                               Total:            1,464,200



The above shareholders lent the principal amounts to the Company on the dates listed. The debt was converted into common stock of the Company in April, 2000. The shareholders were provided and had unlimited access to all material information regarding the Company.

The Company relied on Section 4(2) of the Securities Act of 1933, as amended for the issuance of the original promissory notes and the conversion into equity securities. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company. The Company believes that each shareholder was a sophisticated investor at the time.

Shares issued in Regulation D Offering

Date              Name                           # of  Shares      Consideration
--------------------------------------------------------------------------------
06/00             The Joy Foundation                  943,400           $943,400
06/00             Carlivegen Enterprises              500,000           $500,000
                                                      -------           --------
                                 Total              1,443,400         $1,443,400
Shares issued in Regulation D Offering

The Shares were sold at $1.00 per Share in June, 2000 pursuant to the Rule 506 safe harbor. These sales were entirely private transactions pursuant to which all material information as specified in Rule 502(b)(2) was made available to the purchasers who were all accredited investors. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company.


Shares Issued for Services

Date of
Grant       Name                  # of  Shares           Consideration
-------------------------------------------------------------------------------
05/00       Stephen P. Payne            50,000                Services


Shares issued for Services

The shares issued for services are for compensation to a Company consultant, pursuant to the exemption contained in Section 4(2) of the Securities Act. The shareholder was provided and had unlimited access to all material information regarding the Company as a result of his employment with the Company. With respect to the sale, the Company relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company.

The Company has recorded $50,000 of expense for the issuance of these shares.

ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

3.1   -- Articles of Incorporation
3.2   -- Bylaws
4.1   -- Form of Common Stock Certificate
5.1   -- Opinion of Dennis Brovarone, Attorney at Law
23.1  -- Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2  -- Consent of James J. Taylor, Certified Public Accountant
27.1  -- Financial Data Schedule


ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Antonio, Texas, on August 21, 2000

NANNACO, INC.

BY: /s/  Andrew DeVries III
    -----------------------
Andrew DeVries III, President

   /s/   Linda Morton
   ------------------
Linda Morton, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                      TITLE                                 DATE

/s/ Andrew DeVries III         President, Chief Executive        August 21, 2000
    ------------------         Officer and Director
    Andrew DeVries III

/s/ Linda Morton
    ------------
    Linda Morton               Secretary, Treasurer, Director    August 21, 2000

/s/ Mark A. Triesch
    ---------------
    Mark A. Triesch            Director                          August 21, 2000

/s/ Barry Hagendorf
    ---------------
    Barry Hagendorf            Director                          August 21, 2000

/s/ W.M. Jackson
    ------------
    W.M. Jackson               Director                          August 21, 2000